UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 26, 2008, American Water Capital Corp. (“AWCC”), a wholly-owned financing subsidiary of American Water Works Company, Inc. (the “Company”), completed a public offering of $75 million aggregate principal amount of 10% Senior Monthly Notes due 2038 (the “Notes”). The Notes were issued under an indenture (the “Indenture”) dated as of November 26, 2008 between AWCC and Wells Fargo Bank, National Association, as trustee.

AWCC can redeem the Notes, in whole or in part from time to time, on or after December 1, 2013 at 100% of the principal amount, plus any accrued and unpaid interest. AWCC will be required to redeem the notes at the option of the representative of any deceased beneficial owner (subject to limitations and conditions specified in the Indenture) at 100% of the principal amount, plus any accrued and unpaid interest. Upon the occurrence of a change of control triggering event, AWCC must offer to purchase the Notes at 101% of their aggregate principal amount, plus accrued and unpaid interest. Additionally, AWCC’s obligation to repay the Notes can be accelerated following the occurrence of certain events of default under the Indenture. Pursuant to a support agreement, the Company has agreed to provide funds to AWCC if AWCC is unable to make timely payments of interest or principal due under the Notes. Holders of the Notes may proceed directly against the Company to the extent that AWCC fails to make payments due under the Notes on a timely basis.

The above description is only a summary of certain material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

4.1    Indenture dated as of November 26, 2008 between American Water Capital Corp. and Wells Fargo Bank, National Association.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2008	By:	/S/ George W. Patrick
George W. Patrick
Senior Vice President, General Counsel and Secretary